Exhibit 99.1

West Corporation	AT THE COMPANY:
11808 Miracle Hills Drive	David Pleiss
Omaha, NE 68154	Investor Relations
(402) 963-1500
dmpleiss@west.com

West Corporation to Acquire Health Advocate

OMAHA, NE, May 16, 2014 – West Corporation, a leading provider of technology-driven communication services, today announced it has entered into an agreement to acquire Health AdvocateTM, Inc., the nation’s leading independent provider of healthcare advocacy services.

Health Advocate serves 40+ million Americans through more than 10,000 client relationships, including many of the nation’s largest employers, by helping members personally navigate healthcare and insurance-related issues, saving them time and money. Health Advocate leverages the power of pricing transparency and personalized health communications to help members make better informed decisions and get more value out of the healthcare system. Additional services include wellness coaching, employee assistant programs (EAP), nurse line, biometrics screenings and chronic care solutions. Health Advocate’s leading-edge technology platform combined with clinical, health plan and claims billing experts can support consumers with a wide range of healthcare or health insurance issues.

“Healthcare is an important market for West Corporation,” said Nancee Berger, president and COO of West Corporation. “Health Advocate’s solutions in consumer navigation, engagement, prevention and chronic care combined with West’s existing healthcare communication services enriches our ability to help solve some of the challenges within the healthcare market. With significant clinical resources on staff, including MDs and RNs, Health Advocate significantly deepens and expands West’s healthcare expertise.”

“We are excited to join West Corporation,” said Michael J. Cardillo, president, CEO and cofounder of Health Advocate. “West has technology, operational expertise and client relationships to fuel Health Advocate’s growth.”

The purchase price for Health Advocate is approximately $265 million excluding working capital adjustments. West expects to fund the purchase with a combination of cash on hand, its revolving trade accounts receivable financing facility and its Senior Secured Revolving Credit Facility. Closing of this transaction, which is subject to customary closing conditions, is expected to occur within 60 days. In 2013, Health Advocate had revenue of approximately $86 million.

“We look forward to adding the talented group of leaders at Health Advocate to our team,” said Tom Barker, chairman and CEO of West Corporation. “This transaction will benefit the Company financially as Health Advocate brings revenue growth in the mid-teens, strong profitability, low client concentration and diversity of revenue. At the time of closing, we expect to update our 2014 guidance.”

About West Corporation

West Corporation (Nasdaq:WSTC) is a leading provider of technology-driven communication services. West offers its clients a broad range of communications and network infrastructure solutions that help them manage or support critical communications. West’s customer contact solutions and conferencing services are designed to improve its clients’ cost structure and provide reliable, high-quality services. West also provides mission-critical services, such as public safety and emergency communications.

Founded in 1986 and headquartered in Omaha, Nebraska, West serves Fortune 1000 companies and other clients in a variety of industries, including telecommunications, retail, financial services, public safety, technology and healthcare. West has sales and operations in the United States, Canada, Europe, the Middle East, Asia Pacific and Latin America. For more information on West Corporation, please call 1-800-841-9000 or visit www.west.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements can be identified by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “continue” or similar terminology. These statements reflect only West’s current expectations and are not guarantees of future performance or results. These statements are subject to various risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include, but are not limited to, competition in West’s highly competitive industries; increases in the cost of voice and data services or significant interruptions in these services; West’s ability to keep pace with its clients’ needs for rapid technological change and systems availability; the continued deployment and adoption of emerging technologies; the loss, financial difficulties or bankruptcy of any key clients; security and privacy breaches of the systems West uses to protect personal data; the effects of global economic trends on the businesses of West’s clients; the non-exclusive nature of West’s client contracts and the absence of revenue commitments; the cost of pending and future litigation; the cost of defending against intellectual property infringement claims; the effects of extensive regulation affecting many of West’s businesses; West’s ability to protect its proprietary information or technology; service interruptions to West’s data and operation centers; West’s ability to retain key personnel and attract a sufficient number of qualified employees; increases in labor costs and turnover rates; the political, economic and other conditions in the countries where West operates; changes in foreign exchange rates; West’s ability to complete future acquisitions, integrate or achieve the objectives of its recent and future acquisitions, including West’s ability to satisfy the closing conditions for the Health Advocate acquisition; future impairments of our substantial goodwill, intangible assets, or other long-lived assets; and

West’s ability to recover consumer receivables on behalf of its clients. In addition, West is subject to risks related to its level of indebtedness. Such risks include West’s ability to generate sufficient cash to service its indebtedness and fund its other liquidity needs; West’s ability to comply with covenants contained in its debt instruments; the ability to obtain additional financing; the incurrence of significant additional indebtedness by West and its subsidiaries; and the ability of West’s lenders to fulfill their lending commitments. West is also subject to other risk factors described in documents filed by the company with the United States Securities and Exchange Commission.

These forward-looking statements speak only as of the date on which the statements were made. West undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

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